WASHINGTON, D.C. 20549
                   -------------------------------------------
                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-7806

                          RAMAPO FINANCIAL CORPORATION
                          ----------------------------
             (Exact Name of Registrant as specified in its charter)

                           64 Mountain View Boulevard
                             Wayne, New Jersey 07470
                                 (973) 696-6100
                                 --------------
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)         [x]               Rule 12h-3(b)(1)(i)         [x]
   Rule 12g-4(a)(1)(ii)        [ ]               Rule 12h-3(b)(1)(ii)        [ ]
   Rule 12g-4(a)(2)(i)         [ ]               Rule 12h-3(b)(2)(i)         [ ]
   Rule 12g-4(a)(2)(ii)        [ ]               Rule 12h-3(b)(2)(ii)        [ ]


         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of Securities Exchange Act of 1934, as amended, Valley National Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       VALLEY NATIONAL BANCORP
                                        Successor by Merger to
                                       Ramapo Financial Corporation


                                  ALAN D. ESKOW
DATE:  June 17, 1999         By:------------------------------------------------
                                  Alan D. Eskow
                                  Corporate Secretary